Registration Statement No. 333-199784

Filed pursuant to Rule 424(b)(3)

Amendment dated April 2, 2015 to

Pricing Supplement No. 2, dated November 12, 2014, and Pricing Supplement No. 5, dated November 13, 2014, to Prospectus Supplement and Prospectus each dated November 3, 2014 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between March 5, 2015 and April 2, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	39.286%	$392,860	March 5, 2015
$3,000,000	39.286%	$1,178,580	March 5, 2015
$2,000,000	39.131%	$782,620	March 10, 2015
$1,000,000	35.417%	$354,170	March 19, 2015
$500,000	35.718%	$178,590	March 30, 2015

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between March 5, 2015 and April 2, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,500,000	60.857%	$1,521,425	March 11, 2015
$4,000,000	60.048%	$2,401,920	March 13, 2015
$3,600,000	59.185%	$2,130,660	March 17, 2015

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$17,600,000	50.800%	$8,940,825	$1,038.92(1)

(1)            The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of these pricing supplements, there are unused registration fees of $61,019.31 that have been paid in respect of the securities covered by pricing supplements No. 2 and No. 5 under the registration statement on Form F-3 (No. 333-199784) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $59,980.39 remain available for future offerings for such pricing supplements described above.